Exhibit 10.2

GREAT LAKES DREDGE & DOCK CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

pursuant to the

2007 LONG-TERM INCENTIVE PLAN

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into by and between Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Corporation”), and                                    (the “Participant”), effective as of                                  (the “Award Date”).

1.                                       Award of Restricted Stock Units.  The Corporation hereby grants to the Participant and the Participant hereby accepts an Award of                                          (                ) Restricted Stock Units (the “RSUs”), subject to the terms and conditions set forth in this Agreement.  RSUs represent the Corporation’s unfunded and unsecured promise to issue shares of common stock of the Corporation (“Stock”) at a future date subject to the terms of this Agreement.  The Participant has no rights with respect to the RSUs other than rights of a general creditor of the Corporation.

2.                                       Governing Plan.  This Award is granted pursuant to the Corporation’s 2007 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  Capitalized terms used but not otherwise defined herein have the meanings as set forth in the Plan.  The Participant agrees to be bound by the terms and conditions of the Plan, which control in case of any conflict with this Agreement, except as otherwise specifically provided for in the Plan.

3.                                       Dividend Equivalents.  Subject to the provisions of Section 5(c), in the event that the Corporation declares a dividend on its Stock, the Corporation shall pay to the Participant an amount in cash equal to the dividend that would have been paid on the RSUs had they been converted into the same number of shares of Stock and held by the Participant on the record date of such dividend (the “Dividend Equivalent”).  Any cash payment due to the Participant pursuant to this Section 3 shall be made within thirty (30) days of the record date of the dividend.

4.                                       Restrictions on Transfer.  The RSUs may not be transferred, alienated, assigned, pledged, hypothecated or encumbered, in any way, whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

5.                                       Vesting.

(a)                                  Except as may be accelerated as set forth in the Plan or as set forth below, the RSUs shall fully vest on [date three years after Award Date] if the Participant is continuously employed by the Corporation or an Affiliate through such vesting date.

(b)                                 Upon the Participant’s Termination due to death, Disability (as defined below) or Retirement (as defined below), to the extent not previously forfeited, the RSUs shall be fully vested.

(c)                                  Upon a Change in Control or a Significant Event, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) may elect, in its sole discretion, to accelerate the vesting of some or all of the RSUs in accordance with the terms of the Plan.  No provision of this Agreement shall require the Committee to accelerate such vesting upon a Change in Control, a Significant Event or any other event.

(d)                                 To the extent any RSUs have not vested upon the Participant’s Termination for any reason other than death, Disability or Retirement, those RSUs shall be immediately forfeited upon such Termination.  Upon such forfeiture, the Participant shall no longer be entitled to receive Dividend Equivalents on such RSUs.

“Disability” shall mean the Participant’s Termination after becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 422(c)(6).

“Retirement” shall mean the Participant’s voluntary Termination following both the Participant’s attainment of age sixty (60) and attainment of fifteen (15) years of Service with the Corporation or any Affiliate (or any predecessor entity).

6.                                       Conversion of RSUs into Stock.  On the Conversion Date (as defined below), the RSUs shall be converted into an equivalent number of shares of Stock that will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary.  Promptly after the conversion date, certificates of such shares of Stock shall be delivered to the Participant.  The “Conversion Date”  shall be the date of vesting as set forth in Section 5; provided, however, that if on the date of such vesting the Participant is prohibited from trading in the Corporation’s securities pursuant to applicable securities laws and/or the Corporation’s policy on securities trading and disclosure of confidential information, the Conversion Date shall be, in the determination of the Committee, the earlier of (i) the first date the Participant is no longer prohibited from such trading, or (ii) the latest date in which the Award can still qualify for the “short-term deferral” exception to application of Code Section 409A.

7.                                       Tax Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  The Corporation may either require the Participant to remit to the Corporation an amount sufficient to satisfy such tax withholding requirements or, in the discretion of the Committee, the Corporation may withhold the minimum number of shares of Stock sufficient to satisfy all or a portion of such tax withholding requirements.  To the extent the Corporation does not elect to withhold shares of Stock sufficient to satisfy the tax withholding requirements, subject to the terms of Section 10.6 of the Plan, the Participant may satisfy such withholding obligations in shares of Stock;  provided that the Participant will be deemed to have instructed and authorized the Corporation or its delegate for such purpose to sell on the Participant’s behalf a whole number of shares of Stock as the Corporation or its delegate determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation.  In such case, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to such sale.

8.                                       Administration.  The Plan and this Agreement shall be administered and may be definitively interpreted by the Committee, and the Participant agrees that the decisions of such Committee concerning administration and interpretation of the Plan and this Agreement shall be final, binding and conclusive on all persons.

9.                                       Notices.  Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given (i) when delivered personally, or (ii) if mailed, three days after the date of deposit in the United States mail or (iii) if sent by overnight courier, on the regular business day following the date sent.  Notice to the Participant should be sent to the address set forth on the Corporation’s records.  Either party may change the address to which the other party must give notice under this Agreement by giving the other party written notice of this change in accordance with the procedures discussed in this Section 9.

10.                                 Not An Employment Contract.  This Award will not confer on the Participant any right with respect to continuance of employment with the Corporation or any Affiliate, nor will it interfere in any way with any right the Corporation or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment at any time.

11.                                 Unfunded Status of the Plan.  The Plan is unfunded. The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any benefits under the Plan.  With respect to any payments not yet made to the Participant or shares of Stock not yet delivered to the Participant under this Agreement, the Participant shall have no rights greater than those of a general unsecured creditor of the Corporation.

12.                                 Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Corporation without the consent of any other person.

13.                                 Governing Law.  To the extent not preempted by Federal law, the Plan and this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles.  If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal courts located therein (should Federal jurisdiction exist).

14.                                 Securities Law Requirements.  If at any time the Committee determines that issuing shares of Stock would violate applicable securities laws, the Corporation will not be required to issue shares of Stock.  The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules.  The Committee may require the Participant to make written representations it deems necessary to comply with applicable securities laws.  No person who acquires shares of Stock under this Agreement may sell the shares of Stock, unless he or she makes an offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the shares of Stock to be sold, or there is an exemption from the registration requirements of the Securities Act.  The Participant’s right to resell the shares of Stock will be subject to all Federal and state securities laws, including SEC Rule 144, and subject to the Corporation’s policy on securities trading and disclosure of confidential information.

15.                                 Spousal Consent.  As a further condition to the Corporation’s and the Participant’s obligations under this Agreement, the Participant’s spouse, if any, shall execute and deliver to the Corporation the Consent of Spouse attached hereto as Exhibit 1.

16.                                 409A Compliance.  The Agreement is intended to be a nonqualified deferred compensation arrangement that complies with the provisions of Code Section 409A and the regulations thereunder, and shall be interpreted and operated consistent with such intent.  If any ambiguity exists in the terms of the Agreement, it shall be interpreted to be consistent with this purpose.

17.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation by its duly authorized officer, and by the Participant in acceptance of the above-mentioned Award, subject to the terms and conditions of the Plan and of this Agreement, all as of the day and year first above written.

CORPORATION:

GREAT LAKES DREDGE & DOCK CORPORATION,
a Delaware corporation

By:
Deborah A. Wensel
Senior Vice President and Chief Financial Officer

PARTICIPANT:

[Name]

EXHIBIT 1

CONSENT OF SPOUSE

I,                                           , spouse of                                                              have read and approve the foregoing Restricted Stock Unit Award (the “Agreement”).   In consideration of the award of restricted stock units of Great Lakes Dredge & Dock Corporation as set forth in the Agreement,  I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or shares of common stock issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

[Spouse’s Name]

Dated: